SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Horizon Medical Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Horizon Medical Products, Inc.

April 11, 2003

Dear Shareholder:

       You are cordially invited to attend the Annual Meeting of Shareholders of Horizon Medical Products, Inc. to be held on Tuesday, May 13, 2003 at One Horizon Way, Manchester, Georgia 31816. The meeting will begin promptly at 10:00 a.m. local time.

       The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the Proxy Statement provided herewith.

       Please date, sign and return your proxy card in the enclosed envelope at your convenience to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

       On behalf of your Board of Directors, thank you for your continued support and interest in Horizon Medical Products, Inc.

Sincerely,

Marshall B. Hunt
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ABOUT THE MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT OF THE COMPANY
PROPOSAL 1: ELECTION OF SEVEN DIRECTORS
BOARD COMMITTEE MEMBERSHIP
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EMPLOYMENT AGREEMENTS
SUMMARY COMPENSATION TABLE
EXECUTIVE OFFICERS AND KEY EMPLOYEES
OPTION GRANTS IN LAST FISCAL YEAR
OPTION EXERCISES AND VALUES FOR FISCAL 2002
PERFORMANCE GRAPH
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
SHAREHOLDER PROPOSALS
ANNUAL REPORT ON FORM 10-K
PROXY SOLICITATION

Horizon Medical Products, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 13, 2003

To Our Shareholders:

      The 2003 annual meeting of shareholders of Horizon Medical Products, Inc. (the “Company”) will be held at One Horizon Way, Manchester, Georgia, on Tuesday, May 13, 2003, beginning at 10:00 a.m. local time. At the annual meeting, shareholders will act on the following matters:

(1) Election of seven (7) directors to serve as directors of the Company, whose terms will expire at the 2004 annual meeting of shareholders; and

(2) Ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2003.

      Shareholders of record at the close of business on Friday, April 11, 2003 are entitled to vote at the meeting or any postponement or adjournment.

By order of the Board of Directors,

William E. Peterson, Jr.
President and Secretary

April 11, 2003

Manchester, Georgia

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED. THE PROMPT RETURN OF YOUR PROXY WILL SAVE US THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

Horizon Medical Products, Inc.

One Horizon Way

Manchester, Georgia 31816

PROXY STATEMENT

      This Proxy Statement contains information related to the 2003 annual meeting of shareholders (the “Annual Meeting”) of Horizon Medical Products, Inc. (“Horizon,” the “Company,” or “we”) to be held on Tuesday, May 13, 2003, beginning at 10:00 a.m., local time, at our offices located at One Horizon Way, Manchester, Georgia, and at any postponements or adjournments thereof. The proxy card enclosed with this Proxy Statement is being solicited by the Board of Directors (the “Board of Directors” or the “Board”) of Horizon. Voting material for the Annual Meeting, which includes this Proxy Statement, the enclosed proxy card and our 2002 Annual Report, will be mailed to our shareholders on or about April 11, 2003.

ABOUT THE MEETING

Why am I receiving this Proxy Statement and proxy card?

      You are receiving a Proxy Statement and proxy card because you own shares of common stock in Horizon. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

      When you sign the proxy card, you appoint Marshall B. Hunt and William E. Peterson, Jr. as your representatives at the meeting. Mr. Hunt and Mr. Peterson will vote your shares, as you have instructed them on the proxy card, at the meeting. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change. If an issue comes up for a vote at the meeting that is not on the proxy card, Mr. Hunt and Mr. Peterson will vote your shares, under your proxy, in accordance with their best judgment.

Who is entitled to vote?

      Only shareholders of record at the close of business on the record date, April 11, 2003, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon. At the close of business on the record date, 36,165,876 shares of common stock of the Company were outstanding and entitled to vote at the meeting.

Who can attend the meeting?

      All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by guests. Registration and seating will begin at 9:30 a.m. local time. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Parking is available at the Company’s offices. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What is the purpose of the Annual Meeting?

      At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

(1) Election of seven (7) directors to serve as directors of the Company; and

(2) Ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2003.

      No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

What constitutes a quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

      You may vote by mail. You may vote by mail by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted (1) for the seven named nominees to serve as directors of the Company; and (2) for the ratification of the appointment of the independent auditors.

      You may vote in person at the meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. If you hold your shares in “street name” (through a broker or other nominee), you will need to obtain a proxy from your stockbroker in order to vote at the meeting.

Can I change my vote after I return my proxy card?

      Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Will my shares be voted if I do not sign and return my proxy card?

      If your shares are held through a broker and you do not vote your proxy, your brokerage firm may vote your unvoted shares under certain circumstances. These circumstances include certain routine matters, generally such as the election of directors. When a brokerage firm votes its customers’ shares on routine matters, these shares are counted for purposes of establishing a quorum at the Annual Meeting, and they are counted as votes cast for or against matters for shareholder consideration.

      However, a brokerage firm may not vote its customers’ shares on non-routine matters. These are called “broker non-votes.” Broker non-votes are counted in establishing a quorum. Broker non-votes will have no effect on the outcome of the vote on the matters for shareholder consideration at the Annual Meeting.

      Abstentions with respect to a proposal are counted for purposes of establishing a quorum. Abstentions will have no effect on the outcome of the vote on the matters for shareholder consideration at the Annual Meeting.

What vote is required to approve each item?

      For all matters open for shareholder consideration at the Annual Meeting listed below, abstentions and broker non-votes are counted for purposes of establishing a quorum, but have no effect on the outcome of each proposal.

(1) Election of Directors. The affirmative vote of a plurality of the votes cast by the shares entitled to vote at the Annual Meeting is required for the election of directors. “Plurality” means that the seven individuals who receive the largest number of votes cast are elected as directors.

(2) Ratification of the appointment of the independent auditors. The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required to ratify the appointment of the independent auditors.

What are the Board’s recommendations?

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

(1) for election of the nominated slate of directors to serve as directors of the Company (see page 5); and

(2) for ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors (see page 21);

      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Based upon a review of filings with the Securities and Exchange Commission, we believe that each of the following individuals or entities is the beneficial owner of more than 5% of our common stock. The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) as of March 1, 2003 by (i) our directors and nominees for director, (ii) our named executive officers (as defined herein), (iii) our directors and executive officers as a group and (iv) each person known by us to beneficially own more than 5% of our common stock.

	Number of Shares	Percent of Shares
Name(1)	Beneficially Owned(2)	Outstanding

Directors and Executive Officers:
Marshall B. Hunt(3)	6,371,198	16.5%
William E. Peterson, Jr.(4)	3,861,890	10.4%
Robert J. Wenzel(5)	100,000	*
Robert R. Singer(6)	98,600	*
George L. Cavagnaro	—	*
R. Bruce Maloy(7)	97,500	*
Julie F. Lancaster(8)	51,800	*
H. Ross Arnold, III(9)	40,000	*
Harold Blue	171,025	*
James E. Brands(10)	20,000	*
A. Gordon Tunstall(11)	106,000	*
Robert D. Tucker(12)	36,800	*
T. Lee Provow(13)	304,219	*
Robert J. Simmons(14)	178,892	*
All current directors and executive officers as a group (12 persons)	11,437,924	28.4%

	Number of Shares	Percent of Shares
Name(1)	Beneficially Owned(2)	Outstanding

ComVest Venture Partners, L.P. (15)
Attn: Carl Kleidman
830 Third Avenue
New York, New York 10022.	9,975,000	27.6%
Commonwealth Group Holdings (15)
Attn: Carl Kleidman
830 Third Avenue
New York, New York 10022.	10,286,018	28.4%
ComVest Management, LLC (16)
Attn: Carl Kleidman
830 Third Avenue
New York, New York 10022.	9,975,000	27.6%
Medtronic, Inc. (17)
710 Medtronic Parkway Minneapolis,
Minnesota 55932.	7,200,000	19.3%
Michael S. Falk (18) RMC Capital, LLC
1640 Powers Ferry Rd Suite 125
Marietta, Georgia	9,998,332	27.6%
Robert Priddy (19) RMC Capital, LLC
1640 Powers Ferry Rd Suite 125
Marietta, Georgia	2,529,334	7.0%

*	Represents less than 1% of the Company’s outstanding common stock

(1)	Except as otherwise indicated, the address of each of the executive officers and directors is the address of the Company, which is One Horizon Way, P.O. Drawer 627, Manchester, Georgia 31816.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them.
(3)	Includes 1,149,210 shares of common stock owned by Hunt Family Investments, L.L.L.P., a Georgia limited liability limited partnership of which Mr. Hunt is the managing general partner, and 2,500,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(4)	Includes 1,000,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(5)	Represents shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(6)	Includes 68,600 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(7)	Includes 67,500 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(8)	Represents shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(9)	Represents 40,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.

(10)	Includes 20,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.

(11)	Includes 81,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(12)	Represents shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days.
(13)	Includes 20,000 shares of common stock that may be acquired upon the exercise of stock options exercisable until June 5, 2003. Mr. Provow resigned from the Company’s Board of Directors on March 7, 2003.
(14)	Includes 45,328 shares owned of record by Healthcare Alliance LLC, an affiliate of Mr. Simmons. Also includes 101,000 shares of common stock that may be acquired upon exercise of options exercisable within 60 days. Mr. Simmons resigned from the Company’s Board of Directors on March 28, 2003.
(15)	ComVest Management, LLC (“ComVest Management”) is the general partner of ComVest Venture Partners, LP (“ComVest”), and ComVest Management is wholly-owned by Commonwealth Associates Management Company, Inc. (“CAMC”). ComVest may be deemed to be the beneficial owner of an aggregate of 8,875,000 shares of the Company’s common stock. These holdings consist of (i) 8,875,000 shares of the Company’s common stock and (ii) an additional 1,100,000 shares of common stock which is currently issuable upon conversion of a portion of the Convertible Notes. Additionally, Commonwealth Group Holdings, LLC, which owns 287,686 shares of common stock, may also be deemed to beneficially own the 9,975,000 shares beneficially owned by ComVest and 23,332 shares owned by Commonwealth Associates, L.P. (“Commonwealth”).
(16)	ComVest Management, as the general partner of ComVest, may be deemed to beneficially own 9,975,000 shares of the Company’s common stock beneficially held by ComVest. ComVest Management may be deemed to share voting and disposition powers with respect to these shares of common stock.
(17)	Represents shares of the Company’s common stock issuable upon conversion of a portion of the Convertible Notes.
(18)	Mr. Falk may be deemed to beneficially own the 9,975,000 shares of common stock beneficially owned by ComVest, and the 23,332 shares of common stock beneficially owned by Commonwealth Associates, L.P. In his capacity as Chairman and controlling equity owner of CAMC, which is the general and principal partner of Commonwealth, the owner of all the interests in ComVest Management (the general partner of ComVest), Mr. Falk may be deemed to share indirect voting and dispositive power with respect to such entities’ shares and may therefore be deemed to be the beneficial owner of such securities.
(19)	In addition to the 1,200,000 shares beneficially owned by RMC Capital, LLC (“RMC”), which Mr. Priddy beneficially owns as a manager of RMC, Mr. Priddy may be deemed to beneficially own an additional 1,128,084 shares of the Company’s common stock, over which Mr. Priddy maintains sole voting and dispositive power, and 201,250 shares which are issuable upon the conversion of a portion of the Convertible Notes.

MANAGEMENT OF THE COMPANY

PROPOSAL 1: ELECTION OF SEVEN DIRECTORS

Directors Standing for Election

      The Board of Directors of the Company currently consists of seven (7) directors. At the Company’s 2002 annual meeting of shareholders held on September 17, 2002 (the “2002 Annual Meeting”), the Company’s shareholders approved the amendment of the Company’s Restated and Amended Articles of Incorporation to eliminate the staggered three-year terms for the Company’s directors for which the Company’s Amended and Restated Bylaws previously provided. As a result, the term of service of the Class II and Class III directors of the Company serving at such time, together with the Class I directors elected by the shareholders at the 2002 Annual Meeting, will end at the Annual Meeting. Lynn Detlor, formerly a Class I director of the Company, resigned from the Company’s Board of Directors on March 16, 2002. Robert Cohen, formerly a Class II director, resigned from the Company’s Board of Directors on May 29, 2001. As provided in the Company’s bylaws, the Board of Directors appointed H. Ross Arnold, III to fill the Class II vacancy and Robert D. Tucker and T. Lee Provow to fill the Class I vacancies.

      The Board of Directors has nominated the individuals described below, all of whom are currently serving as directors of the Company, to be elected by the Company’s shareholders to serve as directors of the Company for a term expiring at the Company’s 2004 annual meeting of shareholders and until their successors are duly elected and qualified. Robert J. Simmons resigned from the Company’s Board of Directors on March 28, 2003 and James Brands was appointed by the Board of Directors to fill such vacancy on April 3, 2003. T. Lee Provow resigned from the Company’s Board of Directors on March 7, 2003 and Harold Blue was appointed by the Board of Directors to fill such vacancy at such time.

      Pursuant to the Securityholders Agreement entered into by and among the Company, ComVest Venture Partners, L.P. (“ComVest”), Medtronic, Inc., Standard Federal Bank, National Association and Messrs. Hunt and Peterson (the “Securityholders Agreement”) in connection with the Company’s March 2002 recapitalization (the “Recapitalization”), ComVest currently has the right to appoint one designee and two additional directors who are “independent” in accordance with the rules and regulations of the American Stock Exchange. Pursuant to the Securityholders Agreement, ComVest has appointed Harold Blue as its director and Robert D. Tucker and James Brands as its independent directors, all to stand for election at the Annual Meeting. Pursuant to the Securityholders Agreement, Messrs. Hunt and Peterson have agreed to vote their shares of the Company’s common stock in favor of such director-nominees of ComVest.

      Each of the nominees has consented to serve a one year term if elected by the Company’s shareholders. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. In no event will proxies be voted for the election of more than seven nominees to the board of directors.

      The following directors are standing for election, to serve terms ending at the Company’s 2004 annual meeting of shareholders and until their successors are duly elected and qualified.

      The Board recommends that the shareholders vote “FOR” the election of the following nominees for director.

      H. Ross Arnold, III, 58, joined the Company’s Board of Directors in February 2002. Since 1987, Mr. Arnold has served as Chairman of International Capital Holding Corp., and its subsidiary, Norcom, Inc., a manufacturer of school and office products. Since 1987, Mr. Arnold has also served as president of Quest Capital Corp., an investment company.

      Harold Blue, 41, joined the Company’s Board of Directors in March 2003. Mr. Blue has been president of Commonwealth Group Holdings, LLC, a merchant baking operation, since June 2000. From 1993 until June 2000, he served as the Chairman and Chief Executive Officer of Proxymed, Inc., an electronic healthcare transaction processing services company. Mr. Blue currently serves on the Board of Directors of Notify Technology Corp. (where he also serves on the compensation committee), a communications application service provider of wireline and wireless messaging services, EB2B Commerce, Inc. (where he also serves on the compensation committee), a business-to-business service provider, and Planvista Corporation, a technology-enabled medical cost management solutions for the healthcare industry.

      James E. Brands, 65, joined the Company’s Board of Directors in April 2003. Mr. Brands is the founder of Brands & Co., which provides business and financial consulting services, and has been active as Principal in such business from time to time since 1982. From April 1999 until September 2001, Mr. Brands served as Senior Executive Vice President of Able Telcom Holding Corp., whose principal businesses were development of telecommunications networks and “intelligent” highway systems throughout the United States and in other parts of the world. From November 1997 until April 1999, he was the Chief Financial Officer of Wilson Pest Control, a consolidation of companies providing pest control services.

      Marshall B. Hunt, 47, is a co-founder of Horizon and has served as the Company’s director and Chief Executive Officer since the Company’s inception in 1990 except for the period from October 23, 2001 through March 15, 2002. During this period Mr. Hunt continued to serve as an employee of Horizon (but not as an officer or director, as required by the Forebearance Agreement entered into in 2001), and was responsible for identifying and exploring refinancing opportunities. Mr. Hunt has served as the Company’s Chairman of the Board since 1997 (except for the period from October 23, 2001 through March 15, 2002). Prior to co-founding Horizon, Mr. Hunt co-founded Cardiac Medical, Inc., or CMI, a distributor of cardiac pacemakers, in 1987, and served as its Chief Executive Officer until October 1997. Mr. Hunt currently serves as Secretary of CMI. In 1981, Mr. Hunt founded Hunt Medical Systems, Inc., a distributor of pacemaker products, and served as its President from 1981 to 1987. From 1979 through 1981, Mr. Hunt held various sales and management positions with American Hospital Supply Corporation.

      William E. Peterson, Jr., 47, is a co-founder of Horizon and has served as the Company’s President since the Company’s inception in 1990. Mr. Peterson served as the Company’s interim Chief Executive Officer from January 24, 2002 through March 15, 2002. Mr. Peterson joined the Company’s board of directors in January 1998. Mr. Peterson served as Vice President of Finance of CMI from 1987 to 1997. From 1981 through 1987, he served as a financial officer of Copolymer Rubber & Chemical Corporation, a manufacturer of synthetic rubber. From 1978 to 1981, Mr. Peterson held various positions with the public accounting firm of Coopers & Lybrand L.L.P., rising to the position of Audit Senior. Mr. Peterson is a Certified Public Accountant.

      Robert D. Tucker, 69, joined the Company’s Board of Directors in March 2002. Since February 1996, Mr. Tucker has served as Chairman and Chief Executive Officer of Maximum Benefits, LLC, a telecommunications company founded by Mr. Tucker in 1995, which markets long distance and internet services. From May 1997 to January 2001, Mr. Tucker served as President and Chief Executive Officer of Specialty Surgicenters, Inc., a developer, owner and manager of outpatient surgery centers.

      A. Gordon Tunstall, 59, joined the Company’s Board of Directors in January 1998. Mr. Tunstall is the founder of, and has served since 1980 as President of, Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall is also currently a director of kforce.com, Inc., a professional and technical placement firm, JLM Industries, Inc., a global science and technology-based manufacturer, marketer and distributor of performance chemicals and specialty plastics, excelleRx, Inc., a medication management company and provider of prescription medication consultation, and Advanced Lighting Technologies, Inc., a specialty lighting manufacturer. Mr. Tunstall has previously served as a director of Discount Auto Parts, Inc.

Director Compensation

      Cash Compensation. Each non-employee director of the Company (excluding Mr. Provow and Mr. Blue) receives a fee of $3,000 for each meeting of the Board of Directors attended and $1,000 for each meeting of a committee of the Board of Directors attended (except for committee meetings held on the same day as Board meetings and except that Mr. Tucker receives no fees for attending meetings of the Executive Committee). Directors are reimbursed for travel and other expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. Directors who are also employees of the Company, as well as Mr. Blue, receive no additional compensation for service as directors.

      Options. Each non-employee director was granted, under the Company’s Stock Incentive Plan, options to acquire, subject to certain vesting requirements, up to 6,000 shares of common stock at an exercise price of $3.375 per share on December 2, 1999. In addition, each non-employee director, except for Mr. Detlor, was automatically granted, under the Company’s Stock Incentive Plan, options to acquire, subject to certain vesting requirements, up to 10,000 shares of common stock at an exercise price of $14.50 per share upon the consummation of the Company’s initial public offering in April 1998. Mr. Detlor was granted, under the Company’s Stock Incentive Plan, options to acquire, subject to certain vesting requirements, up to 10,000 shares of common stock at an exercise price of $15.50 per share upon joining the Board of Directors on April 22, 1998.

      On June 1, 2001, Messrs. Detlor, Simmons and Tunstall each received options to acquire 40,000 shares of common stock at an exercise price of $1.05 per share. One-half of these options became exercisable immediately upon grant. Beginning in 2002, the remaining half of these options vest in three equal annual installments at the earlier of the Company’s annual meeting of shareholders or June 1 of such year, in the event such director has continued as a director of the Company until such vesting dates. In connection with the Recapitalization, all of such options vested in full.

      On February 26, 2002, Mr. Arnold received options to acquire 40,000 shares of common stock at an exercise price of $0.70 per share. One-half of these options became exercisable immediately upon grant. Beginning in 2003, the remaining half of these options vest in three equal annual installments at the earlier of the Company’s annual meeting of shareholders or June 1 of such year, in the event Mr. Arnold has continued as a director of the Company until such vesting dates. In connection with the Recapitalization, all of such options vested in full.

      On March 14, 2002, Messrs. Simmons and Tunstall each received options to acquire 25,000 shares of common stock at an exercise price of $0.80 per share. These options are exercisable in the event such director continues to serve as a director until the earlier of the Company’s 2003 annual meeting of shareholders or June 1, 2003. In connection with the Recapitalization, all of such options vested in full.

      On March 14, 2002, Mr. Detlor received an option to acquire 20,000 shares of common stock at an exercise price of $0.80 per share, all of which are vested and exercisable in full. Mr. Detlor resigned from the Board on March 16, 2002. Additionally, the options to purchase 40,000 shares granted to Mr. Detlor in June 2001 (as described above) also vested and became fully exercisable at such time.

      On March 16, 2002, Mr. Tucker received options to acquire 65,000 shares of common stock at an exercise price of $0.85 per share. Twenty-thousand shares of common stock underlying these options vested and became exercisable immediately upon grant. Twenty five-thousand shares of common stock underlying these options vest and become exercisable at 800 shares for each meeting of the Executive Committee attended by Mr. Tucker as a member of such committee. Beginning in 2003, the remaining half of these options vest in three equal annual installments at the earlier of the Company’s annual meeting of shareholders or June 1 of such year, in the event Mr. Tucker has continued as a director of the Company until such vesting dates.

      On September 27, 2002, Mr. Provow received options to acquire 40,000 shares of common stock at an exercise price of $0.985 per share. Twenty-thousand shares of common stock underlying these options became exercisable immediately upon grant. Beginning in 2003, the remaining options vest in three annual installments at the earlier of the Company’s annual meeting of shareholders or June 1 of each year in the event that Mr. Provow has continues as a director of the Company until such vesting dates.

      On February 25, 2003, Mr. Simmons received options to acquire 20,000 shares of common stock at an exercise price of $0.43 per share, all of which options vested and are currently exercisable in full. Mr. Simmons resigned from the Board of Directors on March 28, 2003.

      On April 3, 2003, Mr. Brands received options to acquire 60,000 shares of common stock at an exercise price of $0.35 per share. One-third of these options became exercisable immediately upon grant. One-third of these options vest in four equal installments on June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004, in the event that Mr. Brands has continued as a director of the Company until such vesting dates. Beginning in 2004, the remaining one-third of these options vest in three equal annual installments at the earlier of the Company’s annual meeting of shareholders or June 1 of each year, in the event Mr. Brands has continued as a director of the Company until such vesting dates.

How often did the Board meet during 2002?

      The Board of Directors met 15 times during fiscal year 2002. During fiscal 2002, each director attended at least 75% of all Board of Directors and Committee meetings during the time such individual was serving as a member of the Board of Directors, except that Mr. Provow attended five of the seven meetings held since he was appointed to the Board of Directors on March 16, 2002.

What committees has the Board established?

      The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee. The current members of each of these committees are set forth in the following table and denoted by an asterisk “*”:

BOARD COMMITTEE MEMBERSHIP

	Executive	Compensation	Audit
Name	Committee	Committee	Committee

H. Ross Arnold, III			*
Harold Blue	*
James E. Brands			*
Marshall B. Hunt	*
William E. Peterson, Jr.
Robert D. Tucker	*		*
A. Gordon Tunstall		*

      The Board of Directors has not established a nominating committee. Shareholder nominations for the Board of Directors may be considered if made in accordance with the Company’s bylaws.

      Executive Committee. The Executive Committee consists of three members of the Board of Directors, who, pursuant to the Securityholders Agreement, are: (i) a director designated by ComVest who serves as Chairman of the Executive Committee, (ii) one independent director designated by ComVest; and (iii) Marshall B. Hunt, so long as he is an employee of the Company. In 2002, ComVest designated Mr. Provow and Mr. Tucker, under (i) and (ii), respectively, to serve on the Executive Committee. On March 7, 2003, Mr. Provow resigned from the Company’s Board of Directors and Harold Blue was appointed to fill such vacancy on the Board of Directors and the Executive Committee.

      The Executive Committee, to the fullest extent permitted by law and the Amended and Restated Bylaws of the Company, has and may exercise, when the Board of Directors is not in session, all powers of the Board in the management of the business and affairs of the Company. The affirmative vote of a majority of the members of the Executive Committee is required in order to approve certain material events concerning the Company, including the following:

•	The establishment, termination or modification of any committees of the Board of Directors;

•	The acquisition of the Company by another entity by means of any transaction or series of related transactions with this Company; or any other transaction which results in the disposition of 50% or more of the voting power of all classes of capital stock of the Company unless the Company’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (solely by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity;

•	The sale of all or any material portion of the assets of the Company;

•	The liquidation, dissolution or winding up of the Company;

•	The declaration or payment of any dividends on its capital stock other than dividends payable solely in Common Stock;

•	Any amendment, supplement or modification of any kind to the Company’s Restated and Amended Articles of Incorporation or Amended and Restated Bylaws;

•	The issuance of any stock options, except the stock options issued to Messrs. Hunt and Peterson pursuant to the Note Purchase Agreement;

•	Any capital expenditures exceeding $75,000 in any single instance or $250,000 in the aggregate in any fiscal year;

•	Entering into, modifying or terminating any material contract of the Company;

•	The issuance of any debt or equity securities other than shares of common stock issuable upon exercise of stock options and warrants and the conversion of convertible securities outstanding as of March 15, 2002 and any additional stock options as may be approved by the Board of Directors;

•	The redemption by the Company of any of its securities; and

•	The incurrence by the Company or any subsidiary of certain indebtedness in excess of $50,000 in any single instance or $150,000 in the aggregate in any fiscal year, other than the Convertible Notes or the Bridge Note issued to ComVest and any senior secured indebtedness.

      In the event that ComVest has received in the aggregate an annual 25% return with respect to the Convertible Notes purchased by ComVest in the Recapitalization, the provisions pertaining to the Executive Committee described above will no longer be applicable. During 2002, the Executive Committee met 22 times and approved action by written consent on 19 occasions.

      Compensation Committee. The Compensation Committee was responsible for reviewing and approving the compensation arrangements for the Company’s executive officers and for administering the Company’s 1998 Stock Incentive Plan until the Recapitalization was consummated on March 16, 2002, at which point the Executive Committee assumed responsibility for such administration. During 2002, the Compensation Committee met one time and approved action by written consent on two occasions.

      Audit Committee. The Audit Committee is responsible for nominating the Company’s independent auditors for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company’s independent auditors, and reviewing the financial statements and accounting practices of the Company. During 2002, the Audit Committee met three times.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors is responsible for, among other things, reviewing with the Company’s independent auditors the scope and results of their audit engagement. In connection with the audit of the Company’s 2002 fiscal year, the Audit Committee has:

•	reviewed and discussed with management the Company’s audited financial statements to be included in the Company’s annual report on Form 10-K for the year ended December 31, 2002;

•	discussed with Grant Thornton LLP, the Company’s independent auditors, the matters required by Statement of Accounting Standards No. 61 and No. 90; and

•	received from and discussed with Grant Thornton LLP the written disclosures and letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 regarding their independence.

      Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

      The Audit Committee has adopted a charter, a copy of which was filed as Appendix A to the proxy statement mailed in connection with the Company’s 2001 annual meeting of shareholders. At December 31, 2002, all members of the Audit Committee were determined to be independent in accordance with the requirements of Section 121(A) of the American Stock Exchange (“AMEX”) Listing Standards. On March 16, 2002, Mr. Detlor resigned from the Company’s Board of Directors and ceased his membership with the Board of Directors. Subsequent to January 1, 2002, the Company determined that Mr. Tunstall, who served on the Audit Committee at the beginning of fiscal 2002, was no longer “independent” in accordance with such AMEX independence standards. As a result, Mr. Tunstall did not serve on the Audit Committee during the remainder of fiscal year 2002. The Company appointed Messrs. Arnold and Tucker to serve on the Audit Committee for the remainder of the 2002 fiscal year, which directors are considered “independent” in accordance with the AMEX listing standards. Effective March 28, 2003, Mr. Simmons resigned from the Board of Directors. On April 3, 2003, James E. Brands was appointed by the Board of Directors to fill such vacancy and was appointed to the Audit Committee at such time. The Board of Directors has concluded (i) that Mr. Brands is “independent” in accordance with the AMEX independence standards and (ii) that each of Mr. Brands, Mr. Arnold and Tucker, do not have a relationship with the Company that precludes them from being independent.

Robert J. Simmons, Chairman
H. Ross Arnold, III
Robert D. Tucker

      The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2002. Until March 16, 2002, the Compensation Committee was responsible for reviewing and approving the compensation arrangements for the Company’s executive officers and for administering the Company’s 1998 Stock Incentive Plan, at which point the Executive Committee assumed responsibility for such administration. The Compensation Committee still participates in a review of compensation matters affecting the Company, subject to the powers vested in the Board of Directors and the Executive Committee pursuant to the Securityholders Agreement.

What is our philosophy on executive officer compensation?

      Our compensation program for executives consists of the following key elements:

•	a base salary;

•	a performance-based annual or quarterly bonus; and

•	periodic grants of stock options.

      The Compensation Committee believes that this compensation approach best serves the interests of the Company and its shareholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates, while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of the Company’s shareholders. The variable annual or quarterly bonus permits individual performance to be recognized on an annual or quarterly basis, and is based, in significant part, on an evaluation of the contribution made by the officer to Company performance. (Compensation and bonus arrangements applicable to the Company’s Chief Executive Officer and President, respectively, are described below.) Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company’s shareholders.

      Base Salary. Base salaries for certain of the Company’s executive officers, as well as changes in such salaries, are set forth in the employment agreements entered into with the Company or are established by the Chief Executive Officer and approved by the Executive Committee when established or increased. Base salaries for the Chief Executive Officer and President are determined by and reviewed periodically by the Executive Committee. The Executive Committee can revise upward the compensation structure for executive officers as it determines is necessary. The factors the Executive Committee considers in evaluating the adequacy of compensation for the Company’s executive officers include competitive industry salaries, a subjective assessment of the nature of the position, the contribution and experience of the officer, and the length of the officer’s service.

      Stock Options. Under the stock option guidelines adopted by the Executive Committee, stock option grants may be made to executive officers upon initial employment, upon promotion to a new, higher level position that entails increased responsibility and accountability, in connection with the execution of a new employment agreement, and/or when all previously granted stock options have either fully vested or are within twelve months of full vesting. Using these guidelines, the Chief Executive Officer and the President recommend the number of options to be granted, within a range associated with the individual’s salary level, and present their recommendations to the Executive Committee for review and approval. The Chief Executive Officer and/or the President may make recommendations that deviate from the guidelines where they deem it appropriate. While options typically vest over a minimum two-year or four-year period, options granted to certain executive officers may have longer or shorter vesting periods. No options have been granted under the Stock Incentive Plan to the Chief Executive Officer or President to date, except that Mr. Hunt was granted options to purchase 1,000,000 shares of the Company’s common stock on November 15, 2002.

How are the Chief Executive Officer and President compensated?

      As Chief Executive Officer and President, respectively, Marshall B. Hunt and William E. Peterson, Jr. are compensated pursuant to the terms of employment agreements which were entered into on March 16, 2002. The agreements, as amended, which extend through April 1, 2004 for Mr. Hunt and December 31, 2003 for Mr. Peterson, subject to earlier termination under certain circumstances, provide for an annual base salary of $283,500 for Mr. Hunt and $225,000 for Mr. Peterson, and provided for the opportunity for Messrs. Hunt and Peterson to earn an annual bonus for 2002 of 100% of base salary if the annual increase in the Company’s earnings per share is 35% or more and 50% of base salary if the annual increase in the Company’s earnings per share is at least 25% but less than 35%. The Company did not meet these targets in 2002. The Company and Messrs. Hunt and Peterson each entered into an amendment to their employment agreements which set forth the standards for their bonus compensation in fiscal 2003. See “Employment Agreements” below.

      Upon entering into his new employment agreement in connection with the Recapitalization, the Company paid bonus compensation of $319,921 to Mr. Hunt, after which Mr. Hunt was required to pay the net amount of this compensation to the Company, equaling the amount of principal and accrued interest (in the aggregate of $170,830) under outstanding promissory notes payable by Mr. Hunt to the Company. The Company also paid bonus compensation of $205,804 to Mr. Hunt in June 2002, after which Mr. Hunt was required to pay the net amount of this compensation to the Company, equaling the amount of accrued interest ($109,300) under the Shareholder Bridge Loan (as defined below) payable by Mr. Hunt to the Company. Upon entering into his new employment agreement in connection with the Recapitalization, the Company paid to Mr. Peterson bonus compensation (i) of $314,738, after which Mr. Peterson was required to pay the net amount of this compensation to the Company, equaling the amount of principal and accrued interest (in the aggregate of $170,830) under outstanding promissory notes payable by Mr. Peterson to the Company, and (ii) of $225,000. Additionally, under this new employment agreement, Mr. Hunt is entitled to bonus compensation, in an amount equal to one percent (1%) of the principal amount of the Convertible Notes issued to ComVest and of any Additional Note Purchaser upon and to the extent any such note is paid by the Company or converted by the holder of such Convertible Notes into shares of common stock of the Company. Mr. Hunt’s bonus is entirely conditioned upon such Company payment or conversion and is payable to Mr. Hunt only at such time. Please see “Employment Agreements” below.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. No executive officer received more than $1,000,000 in compensation in fiscal year 2002 that will be subject to the Section 162(m) limitation on deductibility.

COMPENSATION COMMITTEE
A. Gordon Tunstall, Chairman
Robert J. Simmons

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      None of the members of the Board’s Compensation Committee is or has been an officer or employee of the Company.

      During 2002, Tunstall Consulting, Inc., an affiliate of Gordon Tunstall, a director of the Company, provided consulting services to the Company with respect to financial and certain related matters, including the Recapitalization. In 2002, the Company incurred, and paid in its entirety, fees of $318,185 to Tunstall Consulting for consulting services rendered to the Company primarily in connection with the Recapitalization.

EMPLOYMENT AGREEMENTS

      Employment Agreements with Marshall B. Hunt and William E. Peterson, Jr. On April 3, 1998, the Company entered into employment agreements with each of Marshall B. Hunt and William E. Peterson, Jr. (collectively, the “Employment Agreements”) which provided for Mr. Hunt’s employment as Chairman of the Board and Chief Executive Officer and Mr. Peterson’s employment as President. The Employment Agreements each had a five-year term (subject to the right of either the Company or Messrs. Hunt and Peterson to terminate the Employment Agreement upon 90 days’ notice) and initially provided for initial annual base salaries for Messrs. Hunt and Peterson of $220,000 and $190,000, respectively, with the opportunity to earn an annual bonus of 100% of base salary if the annual increase in the Company’s earnings per share is 35% or more and 50% of base salary if the annual increase in the Company’s earnings per share is at least 25% but less than 35%.

      By amendment to each Employment Agreement, effective May 12, 1999, Mr. Hunt’s base salary was increased to $270,000 and Mr. Peterson’s base salary was increased to $225,000. The Employment Agreements provided that Messrs. Hunt and Peterson were entitled to participate in all compensation, benefit and insurance programs maintained by the Company in which executive officers are eligible to participate and for certain other benefits, including reimbursement for reasonable family medical and dental expenses which are not covered by insurance, automobile leases and certain reimbursements for country club dues. In the event the employment of either Mr. Hunt or Mr. Peterson were terminated without cause (as defined in the respective employment agreements), he would be entitled to receive his base salary and benefits for the remaining term of the Employment Agreement, but in any event for no less than three years following the date of termination, as well as bonus compensation payable with respect to the calendar year in which he is terminated on a prorated basis. In the event of a change in control (as defined in the respective employment agreements) of the Company and their termination of employment, Messrs. Hunt and Peterson would be entitled to receive, in lieu of salary, a lump-sum payment equal to the base salary for the remaining term of employment under the Employment Agreements, but in no event for a period less than three years.

      By amendment to each Employment Agreement, effective September 24, 2001, the term of each Employment Agreement was extended to June 30, 2006. In connection with the Recapitalization, the Company entered into new Employment Agreements with Mr. Hunt and Mr. Peterson on March 16, 2002, replacing their existing Employment Agreements (collectively, the “New Employment Agreements”). In the New Employment Agreements, the above described base salary, the earnings per share bonus compensation, and benefits remained substantially the same. Mr. Hunt is also entitled to additional bonus compensation described above under “How Are the Chief Executive Officer and President Compensated?” for the conversion of or the Company’s payment of certain Convertible Notes. The term of each New Employment Agreement was 12 months (until March 16, 2003) for Mr. Hunt and six months (September 16, 2002) for Mr. Peterson. If Mr. Hunt or Mr. Peterson is terminated by the Company without cause (as defined in the New Employment Agreements) either during the term of the applicable New Employment Agreement or thereafter, or if Mr. Hunt or Mr. Peterson is not offered continued employment with the Company when the term of his New Employment Agreement expires on terms and conditions that are at least as favorable as the terms and conditions in the applicable New Employment Agreement, then he is entitled to one year severance of his base salary and certain employee benefits.

      By amendment to his Employment Agreement, effective September 16, 2002, the term of Mr. Peterson’s Employment Agreement was extended to March 16, 2003, and the Employment Agreement was amended to provide that if the Company terminated his employment without good cause (as defined) or if Mr. Peterson terminated his employment by leaving the Company at any time from September 17, 2002 through March 16, 2003, then the Company will continue to pay Mr. Peterson his base salary for twelve (12) months after such termination, plus any unpaid bonus for 2002, and provide certain employee benefits during such period. By amendment to his Employment Agreement, effective March 7, 2003, the term of Mr. Peterson’s Employment Agreement was extended to December 31, 2003 and the annual bonus calculation described above was replaced with a new bonus calculation for 2003. Under the bonus calculation for 2003, Mr. Peterson has the opportunity to earn quarterly bonuses of $20,000 if management business objectives established for him by the Chief Executive Officer of the Company and by the Executive Committee, both for the quarter in question and for the year to date through the end of such quarter, are satisfied.

      By amendment to his Employment Agreement, effective November 15, 2002, the term of Mr. Hunt’s Employment Agreement was extended to April 1, 2004, his base salary was increased to $283,500.00 per year, the Executive Committee granted options to Mr. Hunt to purchase 1,000,000 common shares of the Company (as described below), and the annual bonus calculation described above was replaced with a new bonus calculation for 2003, but the annual bonus calculation described above was maintained for the period from January 1, 2004 through March 31, 2004. Under the bonus calculation for 2003, Mr. Hunt will be entitled to an annual bonus based upon the Company’s achievement during 2003 for certain levels of net sales and EBITDA when compared with the Company’s net sales and EBITDA in its operating plan for 2003 approved by its Board of Directors (the “Operating Plan”), as follows: (i) if the Company’s actual annual net sales during 2003 are greater than fifty percent (50%) of net sales for 2003 as reflected in the Operating Plan, Mr. Hunt will be entitled to a bonus of one-half ( 1/2) of his base salary in 2003 times the applicable bonus percentage, and (ii) if the Company’s actual annual EBITDA for 2003 is greater than fifty percent (50%) of the EBITDA for 2003 as reflected in the Operating Plan, then Mr. Hunt will be entitled to a bonus of one-half ( 1/2) of his base salary in 2003 times the applicable bonus percentage. The applicable bonus percentage is determined by dividing actual annual net sales by Operating Plan net sales for 2003 (and actual annual EBITDA by Operating Plan EBITDA for 2003): where the result of such division is greater than fifty percent (50%), but less than seventy-six percent (76%), the applicable bonus percentage is fifty percent (50%), where the result of such division is seventy-six percent (76%) or more, but less than one hundred percent (100%), the bonus percentage is seventy-five percent (75%), and where the result of such division is one hundred percent (100%) or greater, the applicable bonus percentage is one hundred percent (100%).

      If a change in control event occurs at any time when Mr. Hunt or Mr. Peterson is employed or is receiving severance payments from the Company, then he is entitled to receive, in lieu of such severance compensation and benefits, his base salary for each of the three years after such change in control event occurs. A change in control event is defined as one of the following transactions that occurs prior to March 16, 2005: (i) the adoption of a plan of merger or consolidation as a result of which the holders of the outstanding voting stock of the Company as a group receive less than fifty percent of the voting stock of the surviving or resulting corporation, or (ii) the sale of substantially all of the assets of the Company, and as a result of either transaction the shareholders of the Company receive cash and/or securities valued on the date of the transaction at $3.00 or more per share.

      In connection with his New Employment Agreement, each of Mr. Hunt and Mr. Peterson was granted options to purchase 3,500,000 shares (the “Hunt Options”) and 1,000,000 shares (the “Peterson Options”), respectively, of the Company’s common stock at the exercise price of $0.45 per share. The Peterson Options and 2,500,000 shares of the Hunt Options are vested and exercisable immediately and have terms of ten years. The Hunt Options for 1,000,000 shares vest and become exercisable after the earliest to occur of the following: (i) January 1, 2004, provided that the Company’s net income before any provision for income taxes is at least $8 million for the fiscal year ending December 31, 2003, which amount is to be adjusted appropriately in the event that the Company sells any of its operating assets or divisions and reduces its debt, (ii) the date on which the Company consummates a merger, consolidation or sale or disposition of all or substantially all of its stock or assets, or (iii) a date on which the Company terminates the employment of Mr. Hunt for other than good cause (as defined in the New Employment Agreement) if such termination date occurs prior to January 1, 2004. In an amendment to the Hunt Options on November 15, 2002, the vesting requirement in clause (i) above was modified to provide that the Hunt Options representing 1,000,000 shares vest and become exercisable on January 1, 2004 based upon the Company’s achievement during 2003 of EBITDA under the Company’s Operating Plan for 2003 that was approved by the Board of Directors of the Company, as follows: If the actual EBITDA for 2003 is greater than 50% of Operating Plan EBITDA for 2003, then the number of shares which will vest will be calculated by multiplying 1,000,000 times the vesting percentage. The vesting percentage is determined by dividing actual EBITDA for 2003 by operating EBITDA for 2003; where the result of such division is greater than 50%, but less than 76%, the vesting percentage is 50%, where the result of such division is 76% or more, but less than 100%, the vesting percentage is 75%, and where the result of such division is 100% or greater, the vesting percentage is 100%.

      On November 15, 2002, the Executive Committee granted to Mr. Hunt under options (granted under the Company’s 1998 Stock Incentive Plan, as amended (the “Plan”)) to purchase 1,000,000 shares of common stock of the Company at the exercise price of $0.814 per share to the extent the options are incentive stock options under the Plan and $0.74 per share to the extent the options are non-incentive stock options under the Plan. Such options vest and become exercisable under and subject to the Plan as follows: (i) incentive stock options for 122,850 shares will vest on June 1, 2003 if Mr. Hunt continues as an employee of the Company until that date, (ii) incentive stock options for 122,850 shares will vest on April 1, 2004 if Mr. Hunt continues as an employee of the Company until that date, (iii) incentive stock options for 122,850 shares will vest on April 1, 2005 if Mr. Hunt continues as an employee of the Company until that date, and (iv) non-incentive stock options for 631,450 shares will vest on April 1, 2005 if Mr. Hunt continues as an employee of the Company until that date.

      The Board of Directors on February 25, 2003 granted to Mr. Hunt options to purchase 500,000 shares of common stock of the Company and to Mr. Peterson options to purchase 425,000 shares of common stock of the Company, both at exercise prices of $0.75 per share. Such options vest and become exercisable if the Company’s actual sales and EBITDA for 2003 are equal to or greater than sales and EBITDA for 2003 in the Operating Plan of the Company approved by the Board of Directors on February 25, 2003, or vest and become exercisable during 2003 if a change in control (as defined in option agreements) occurs during 2003. Such options have terms of ten years and are not subject to the Plan.

      Employment Agreement with Robert J. Wenzel. We entered into an employment agreement with Robert J. Wenzel dated May 8, 2002 (the “Wenzel Employment Agreement”), which provides for Mr. Wenzel’s employment as the Company’s Chief Operating Officer. The initial term of the Wenzel Employment Agreement expired on December 31, 2002. Mr. Wenzel’s continued employment is subject to the Company’s right to terminate the agreement upon notice with cause (as defined therein) or upon thirty days prior notice and provides for an annual base salary of $200,000 prorated over such term. The Wenzel Employment Agreement provides that Mr. Wenzel is eligible to earn bonus compensation of $65,000 if the management business objectives established for Mr. Wenzel by the Company’s Chief Executive Officer and the Executive Committee of the Board for the third and fourth quarters of 2002 are satisfied. The Wenzel Employment Agreement also provides that Mr. Wenzel is entitled to participate in all benefit and insurance programs maintained by the Company in which executive officers are eligible to participate, to have an automobile allowance, and to have a monthly commute expense allowance. Mr. Wenzel is entitled to use the Company’s apartment in Manchester, Georgia prior to his permanent move to Georgia. He will be entitled to receive his base salary and health insurance benefits through December 31, 2002 in the event his employment is terminated without cause (as defined), and if he is terminated without cause, he will be deemed to have earned any bonus payable with respect to the quarter in which termination occurs on a prorated basis.

      Pursuant to the Wenzel Employment Agreement, the Executive Committee has granted Mr. Wenzel options to purchase 250,000 shares of the Company’s common stock under the Plan. Such options become exercisable as follows: 100,000 shares become exercisable on December 31, 2002 if Mr. Wenzel is an employee on such date, and in the event the term of his agreement is renewed (as described below), then the remaining option for 150,000 shares will become exercisable in increments of one-third on December 31, 2003 if he is an employee on such date, one-third on December 31, 2004 if he is an employee on such date, and the remaining one-third on December 31, 2005 if he is an employee on such date. By Amendment to the Wenzel Employment Agreement, effective November 12, 2002, the term of Mr. Wenzel’s employment was extended through December 31, 2003, his base salary for 2003 was increased to $225,000.00, his bonus compensation during 2003 was established as a quarterly bonus of $20,000.00 if the management business objectives established for him by the Chief Executive Officer of the Company and by the Executive Committee, both for the quarter in question and for the year to date through the end of such quarter, are satisfied. He will be entitled to receive his base salary, automobile allowance, and health insurance benefits for a period of twelve (12) months after termination in the event his employment is terminated without good cause (as defined) either during 2003 or thereafter, and if he is terminated without good cause, he will be deemed to have earned any bonus payable with respect to the quarter in which termination occurs on a prorated basis.

      Pursuant to the Amendment to the Wenzel Employment Agreement, the Executive Committee has granted Mr. Wenzel options to purchase an additional 350,000 shares of the Company’s common stock under the Plan. Such options become exercisable as follows: 70,945 shares, to become exercisable on December 31, 2003 if Mr. Wenzel continues as an employee until such date, 70,945 shares, to become exercisable on December 31, 2004 if Mr. Wenzel continues as an employee until that date, and 208,110 shares to become exercisable on December 31, 2005 if Mr. Wenzel continues as an employee until such date.

      Employment Agreement with Robert Singer. The Company entered into an Employment Agreement with Robert Singer dated June 21, 2001 (the “Singer Employment Agreement”), which provides for Mr. Singer’s continued employment as Vice President of Sales. The Singer Employment Agreement has a two year term (subject to the right of the Company to terminate the Agreement upon notice with cause (as defined therein) or upon thirty days prior notice without cause or the right of Mr. Singer to terminate the agreement upon ninety days prior notice) and provides for an annual base salary of $150,000. The Singer Employment Agreement provides that Mr. Singer would be eligible to earn bonus compensation of $10,000 for each quarter during the term based upon whether the Company’s domestic sales during the calendar quarter exceed the amount of sales in the Company’s operating plan for the quarter. The Singer Employment Agreement also provides that Mr. Singer is entitled to participate in all benefit and insurance programs maintained by the Company in which executive officers are eligible to participate and to have an automobile allowance. He would be entitled to receive his base salary and benefits for a period of twelve months from the date of termination in the event his employment is terminated without cause (as defined), or for a period of three months from the date of termination where employment is terminated for failure to meet quarterly or annual sales goals established by the Company. The Employment Agreement also provides that Mr. Singer is entitled to a “stay put” bonus of $50,000 in the event the Company is acquired and he remains an employee of the Company through the acquisition. In the event of an acquisition, Mr. Singer is entitled to severance compensation of his base salary and certain benefits payable over an eighteen month period (i) if he complies with certain non-competition provisions and (ii) if he continues his employment through the acquisition and if he is not offered within sixty days after the acquisition a position of employment within a fifty mile radius of his home or his office in Manchester that is acceptable to him and he then resigns.

      Employment Agreement with George L. Cavagnaro. The Company entered into an employment agreement with George L. Cavagnaro (the “Cavagnaro Employment Agreement”), under which he commenced employment on September 1, 2002 as Vice President — Marketing and Product Development. The Cavagnaro Employment Agreement provides for an annual base salary of $150,000 and provides for a performance based annual bonus with objectives to be agreed to by October 1, 2002 in the range of $25,000 to

$45,000 on an annual basis. The Cavagnaro Employment Agreement also provides that Mr. Cavagnaro is entitled to participate in all benefit and insurance programs maintained by the Company. Mr. Cavagnaro would be entitled to receive his base salary for a period of six months from date of termination in the event his employment is terminated by us without cause (as defined). If he has been employed by us for the 12 months prior to an acquisition, he would be entitled to 12 months of his base salary for a termination resulting from an acquisition of us. Mr. Cavagnaro received a grant of options to purchase 50,000 shares of the Company’s common stock under the Plan with such options vesting in increments of one-third on each of the first, second, and third anniversary dates of the commencement of his employment.

      Executive Officers Severance And Bonus Agreements. The Company is currently a party to Severance and Bonus Agreements dated November 12, 1999 with L. Bruce Maloy and Julie F. Lancaster. Under these agreements, each executive is entitled to a stay put bonus of $50,000 or $35,000, respectively, in the event the Company is acquired and the executive remains an employee of the Company through the acquisition. In the event of an acquisition, the executive is also entitled to severance compensation ($107,200 for Mr. Maloy; and $45,000 for Ms. Lancaster) payable over a 12-month period (i) if he or she complies with certain non-competition provisions and (ii) if he or she continues his or her employment through the acquisition and is terminated after the acquisition without cause (as defined in the agreement) or if he or she is not offered within 30 days after the acquisition a position of employment within a 50 mile radius of his or her home that is acceptable to the executive and resigns.

SUMMARY COMPENSATION TABLE

      The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and certain other executive officers of the Company (collectively, the “named executive officers”) for services rendered to the Company during each of the last three fiscal years.

					Long-Term
					Compensation
		Annual
		Compensation			Securities
	Fiscal			Other Annual	Underlying
Name and Principal Positions	Year	Salary	Bonus(1)	Compensation(2)	Options(3)(#)

Marshall B. Hunt	2002	$272,979	$527,430	$—	4,500,000
Chairman of the Board and Chief	2001	268,125	—	28,586	—
Executive Officer	2000	275,000	—	54,516	—
William E. Peterson, Jr.	2002	225,000	539,738	—	1,000,000
President and Secretary	2001	219,375	—	—	—
	2000	225,000	—	32,073	—
Robert J. Wenzel(4)	2002	129,546	55,000	—	600,000
Chief Operating Officer	2001	—	—	—	—
	2000	—	—	—	—
Robert R. Singer	2002	150,000	26,667	—	25,000
Vice President — Sales	2001	146,250	20,000	—	2,100
	2000	116,780	19,700	—	30,000
L. Bruce Maloy	2002	115,000	31,961	—	63,500
Vice President — Administration	2001	112,125	66,882	—	—
	2000	—	—	—	—

(1)	Amounts include paid and unpaid bonuses pertaining to each year and commissions paid during each year. With respect to the bonuses paid to Messrs. Hunt and Peterson during fiscal 2002, see “How are the Chief Executive Officer and the President compensated?” under “Report of the Compensation Committee” contained herein.
(2)	The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and certain auto allowances and other benefits. The amounts shown for Mr. Hunt in 2001 includes $14,532 for automobile allowances and $14,054 and for Mr. Hunt and Mr. Peterson in 2000 includes $15,854 and $8,200 for automobile expenses and $26,231 and $10,000 for medical and dental expense reimbursements, respectively. No other such compensation exceeded 10% of the total annual salary and bonus for any named executive officer in any year for which a dollar amount is not disclosed.
(3)	See “Option Grants in Last Fiscal Year” below.
(4)	Mr. Wenzel became an executive officer of the Company in May 2002.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Executive Officers

Name	Age	Position	Since

Marshall B. Hunt	47	Chairman of the Board, Chief Executive Officer & Director	1990
William E. Peterson, Jr.	47	President, Secretary & Director	1990
Robert J. Wenzel	52	Chief Operating Officer	2002
Robert R. Singer	37	Vice President — Sales	1999
George L. Cavagnaro	47	Vice President — Marketing and Product Development	2002
L. Bruce Maloy	39	Vice President — Administration	1998
Julie F. Lancaster	34	Vice President — Finance	2001

      Marshall B. Hunt, 47, is a co-founder of Horizon and has served as the Company’s director and Chief Executive Officer since the Company’s inception in 1990 except for the period from October 23, 2001 through March 15, 2002. During this period Mr. Hunt continued to serve as an employee of Horizon (but not as an officer or director, as required by the Forebearance Agreement entered into in 2001), and was responsible for identifying and exploring refinancing opportunities. Mr. Hunt has served as the Company’s Chairman of the Board since 1997 (except for the period from October 23, 2001 through March 15, 2002). Prior to co-founding Horizon, Mr. Hunt co-founded Cardiac Medical, Inc., or CMI, a distributor of cardiac pacemakers, in 1987, and served as its Chief Executive Officer until October 1997. Mr. Hunt currently serves as Secretary of CMI. In 1981, Mr. Hunt founded Hunt Medical Systems, Inc., a distributor of pacemaker products, and served as its President from 1981 to 1987. From 1979 through 1981, Mr. Hunt held various sales and management positions with American Hospital Supply Corporation.

      William E. Peterson, Jr., 47, is a co-founder of Horizon and has served as the Company’s President since the Company’s inception in 1990. Mr. Peterson served as the Company’s interim Chief Executive Officer from January 24, 2002 through March 15, 2002. Mr. Peterson joined the Company’s board of directors in January 1998. Mr. Peterson served as Vice President of Finance of CMI from 1987 to 1997. From 1981 through 1987, he served as a financial officer of Copolymer Rubber & Chemical Corporation, a manufacturer of synthetic rubber. From 1978 to 1981, Mr. Peterson held various positions with the public accounting firm of Coopers & Lybrand L.L.P., rising to the position of Audit Senior. Mr. Peterson is a Certified Public Accountant.

      Robert J. Wenzel has served as Horizon’s Chief Operating Officer since May 2002. From 2001 until joining us, he served as a consultant with Impact Consulting Group. From 1991 to 2001, Mr. Wenzel served as Chief Operating Officer of VirtualFund.com, Inc. (formerly LaserMaster Technologies, Inc.) an investment group developing and incubating Internet-based business to business companies.

      Robert R. Singer has served as the Vice President of Sales since 1999. Mr. Singer joined Horizon in 1990. Prior to assuming his current position, Mr. Singer served as National Sales Manager from 1997 to 1999. Mr. Singer served in Horizon’s sales and marketing department as a sales representative from 1990 to 1993 and Regional Sales Manager from 1993 to 1997.

      George L. Cavagnaro became Horizon’s Vice President of Marketing and Product Development in September 2002. From 1998 until joining us, Mr. Cavagnaro served as Vice President, Business Unit Manager, with the Peripheral Technologies division of C.R. Bard, Inc. From 1983 to 1998, Mr. Cavagnaro held various marketing positions with Healthdyne Technologies, rising to the position of Vice President of Marketing.

      L. Bruce Maloy joined the Company in 1990 in its sales and marketing department and has served as the Vice President — Administration of the Company since 1996. From 1990 to 1996, Mr. Maloy served in various capacities at the Company, including Regional Manager from 1991 to 1993, National Sales Manager from 1993 to 1995, and Director of Marketing from 1995 to 1996. Prior to joining the Company, Mr. Maloy served as a Sales Manager of Ryder, Inc., a transportation company, from 1989 to 1990 and a Key Account Manager of Noxell Corporation, a subsidiary of The Proctor & Gamble Company, from 1987 to 1989.

      Julie F. Lancaster has served as the Vice President — Finance since January 2001. Ms. Lancaster joined the Company in 1994 as Assistant Controller and served in that capacity until 1996. From August 1996 through August 2000, Ms. Lancaster served as Controller of the Company. From August 2000 to January 2001, Ms. Lancaster served as Director of Financial Reporting and Planning for the Company.

Key Employees

Name	Age	Position	Since

Michael J. Fowler	41	Vice President of Manufacturing	2001
Anthony D. Smith	32	Vice President of Engineering	2000

      Michael J. Fowler became Vice President of Manufacturing for the Company in September 2001. He joined Horizon as Director of Manufacturing in March 1999. Prior to joining Horizon, he was a Senior Manufacturing Engineer and between 1992 and 1999 served in various manufacturing and plant support functions with the medical division of C. R. Bard, Inc., a developer, manufacturer and marketer of vascular, urological and oncological diagnosis and intervention products.

      Anthony D. Smith became Horizon’s Vice President of engineering in November 2000. From May 1998 to November 2000, he was an engineering manager for Horizon. Mr. Smith began working for the Company in June 1997 as a production supervisor.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information with respect to option grants to the named executive officers during fiscal 2002 and the potential realizable value of such option grants:

							Potential Realizable
							Value at Assumed
							Annual Rates
			% of Total				of Stock Price
	Number		Options				Appreciation
	of		Granted to	Exercise			for Option Term(7)
	Options		Employees in	Price	Expiration
Name	Granted		Fiscal Year(1)	($/Share)	Date(6)		5%	10%

Marshall B. Hunt	4,500,000	(2)	57.6%	3,500,000 — $0.450	3/15/12		$950,500	$2,509,500
				631,450 — $0.740	11/15/12	(3)	293,625	744,480
				368,550 — $0.814	11/15/07	(3)	82,924	183,170
William E. Peterson, Jr	1,000,000	(4)	12.8	$0.450	3/15/12		283,000	717,000
Robert J. Wenzel	600,000	(5)	7.7	250,000 — $0.950	5/8/12	(3)	149,250	378,500
				350,000 — $0.740	11/15/12	(3)	162,750	412,650
Robert R. Singer	22,500	(4)	0.3	$0.710	1/18/12	(3)	10,058	25,470
L. Bruce Maloy	63,500	(4)	0.8	23,500 — $0.710	1/18/12	(3)	10,505	26,602
				40,000 — $0.985	9/27/12	(3)	24,760	62,800

(1)	Options to purchase a total of 7,814,567 shares of common stock were granted to employees of the Company in fiscal 2002. Options to purchase an aggregate of 4,500,000 shares granted to Messrs. Hunt and Peterson were not granted under the 1998 Incentive Stock Plan, as amended (the “Plan”), and the remaining 3,314,567 options were granted under the Plan.

(2)	Options to purchase 2,500,000 shares were fully exercisable at December 31, 2002. Options to purchase 1,000,000 shares are exercisable contingent upon the Company’s performance during 2003. Options for remaining 1,000,000 shares become exercisable in part during 2003, 2004, and 2005 if Mr. Hunt continues as an employee until the applicable vesting date in each such year. See “Employment Agreements with Marshall B. Hunt and William E. Peterson, Jr.” under “Employment Agreements” above.
(3)	Expires on the earlier of the date shown, ninety days from the employee’s death or disability, sixty days after termination without cause, or on the date of termination for cause.
(4)	Fully exercisable at December 31, 2002.
(5)	Options for 100,000 shares of common stock were fully exercisable at December 31, 2002. Options for remaining 500,000 shares of common stock become exercisable in part during 2003, 2004, and 2005 if Mr. Wenzel continues as an employee until the applicable vesting date each such year. See “Employment Agreement with Robert J. Wenzel” under “Employment Agreements” above.
(6)	Until March 16, 2002, the Compensation Committee, which administers the Plan, had general authority to accelerate, extend or otherwise modify benefits under option grants in certain circumstances within overall plan limits, and, with the consent of the affected optionee, to change the exercise price to a price not less than 100% of the market value of the stock on the effective date of the amendment. Following the Recapitalization, the Executive Committee currently possesses these powers.
(7)	Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by Securities and Exchange Commission rules and do not represent the Company’s estimate or projection of the future price of common stock. The Company does not believe that this method accurately illustrates the potential value of a stock option.

OPTION EXERCISES AND VALUES FOR FISCAL 2002

      The following table sets forth certain information with respect to option exercises during fiscal 2002 by each of the named executive officers and the status of their options at December 31, 2002:

	Number of		Number of Unexercised
	Shares		Securities Underlying		Value of Unexercised In-the-
	Acquired Upon		Options 12/31/02		Money Options 12/31/02(1)
	Exercise of	Value Realized
Name	Option	Upon Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Marshall B. Hunt	—	—	2,500,000	2,000,000	$550,000	$220,000
William E. Peterson Jr.	—	—	1,000,000	—	220,000	—
Robert J. Wenzel	—	—	100,000	500,000	—	—
Robert R. Singer	—	—	68,600	—	7,362	—
L. Bruce Maloy	—	—	67,500	40,000	6,900	—

(1)	In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $0.67, the average of the high and low common stock price reported for American Stock Exchange transactions on December 31, 2002. At December 31, 2002, the exercise prices of all options held by the named executive officers range from $0.44 to $14.50.

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company’s common stock against the cumulative total return of the Russell 2000 Index and the Company’s peer group index. The Company’s peer group consists of Arrow International, Inc., C.R. Bard, Inc., Conmed Corp., ICU Medical, Inc., and Vital Signs, Inc. The stock performance graph assumes $100 was invested on April 15, 1998 (the date that the common stock was first publicly traded) and measures the return thereon at various points based on the closing price of the common stock on the dates indicated, assuming reinvestment of dividends.

	4/15/98	6/30/98	12/31/98	6/30/99	12/31/99	6/30/00	12/29/00	6/29/01	12/31/01	6/28/02	12/31/02

Horizon	$100.00	$60.67	$28.15	$38.56	$16.07	$11.63	$2.44	$8.03	$2.76	$3.66	$3.23
Russell 2000	100.00	93.90	86.62	93.95	103.62	107.38	94.66	105.24	100.28	82.40	79.73
Peer Group	100.00	93.33	115.37	110.94	111.89	120.74	127.70	158.21	170.73	143.20	142.66

      The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      On November 12, 2002, the Company notified the firm of PricewaterhouseCoopers LLP that, by decision of the Audit Committee of the Board of Directors, it would be dismissed effective November 14, 2002. Effective November 15, 2002, the Company appointed Grant Thornton LLP as its independent public accountants to replace the firm of PricewaterhouseCoopers LLP. The decision to dismiss PricewaterhouseCoopers LLP and to retain Grant Thornton LLP as the Company’s independent public accountants was made by the Audit Committee of the Board of Directors of the Company, and then concurred in and approved by the Executive Committee of the Board of Directors.

      The reports of PricewaterhouseCoopers LLP on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report of PricewaterhouseCoopers LLP dated February 26, 2002 (except for Notes 6, 9, 12 and 17, as to which the date was April 15, 2002)

accompanying the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, contained the following paragraph:

“The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 to the consolidated financial statements, the Company’s senior loan agreement requires compliance with certain financial covenants the compliance with which cannot be objectively determined. This matter raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

      In PricewaterhouseCoopers LLP’s report dated February 26, 2002 (except for Notes 6, 9, 12 and 17, as to which the date was April 15, 2002, and Note 18, as to which the date was September 9, 2002) accompanying the Company’s Registration Statement on Form S-1/A, as filed with the Securities and Exchange Commission on September 11, 2002, the paragraph referred to above was removed.

      During the Company’s fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through November 14, 2002, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the matter in their report.

      During the Company’s fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through November 14, 2002, there were no “reportable events” (as such term is defined in Item 304(a)(i)(v) of Regulation S-K). The Company requested, and received from, PricewaterhouseCoopers LLP a letter, dated November 14, 2002, addressed to the Commission stating that it agreed with the above statements.

      During the Company’s fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through November 14, 2002, the Company did not consult Grant Thornton LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      Representatives of Grant Thornton LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Audit Fees, Financial Information System Fees and Other Fees

      In the 2002 fiscal year, from January 1, 2002 until November 14, 2002, the Company retained PricewaterhouseCoopers LLP as its independent public accountants. During such time, PricewaterhouseCoopers LLP provided services in the following categories and amounts:

Audit Fees		$182,305
Tax Services		$62,141
All Other Fees:
Recapitalization	$49,545
Audit of 401(k) Plan	$11,202
Successor Review	$6,800

All Other Fees		$67,547

      Effective November 15, 2002 through the end of the Company’s fiscal year on December 31, 2002, the Company retained Grant Thornton LLP to provide services in the following categories and amounts:

Audit Fees	$96,000
Tax Services	$0
All Other Fees	$0

      The Audit Committee considered whether the provision of non-audit services by each of PricewaterhouseCoopers LLP and Grant Thornton LLP is compatible with maintaining auditor independence.

      The Company does not believe that these fees reflected above payable to PricewaterhouseCoopers LLP are representative of the future fees likely to be billed to the Company because they include fees for services rendered in connection with the Recapitalization. The Company believes that the fees reflected above payable to Grant Thornton LLP are representative of future fees likely to be billed to the Company.

Vote Required

      The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required to ratify the appointment of the independent auditors.

      The Board recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Recapitalization. In connection with the Recapitalization, the Company entered into an expense guaranty with Mr. Hunt under which he received 150,000 shares of the Company’s common stock in exchange for agreeing to reimburse ComVest for up to a maximum of $400,000 of its transaction expenses in the event that the Recapitalization were not consummated. The value of these shares of common stock was $130,500 on the date of issuance. Also, pursuant to an advance note, Mr. Hunt received 75,000 shares of the Company’s common stock in exchange for advancing to the Company $17,500 in transaction expenses associated with the Recapitalization. The value of these shares of common stock was $62,250 on the date of issuance.

      Harold Blue, who was appointed to the Company’s Board of Directors in March 2003 and is a nominee for election at the Annual Meeting, serves as the President of Commonwealth Associates Group Holdings, LLC (“CAGH”). ComVest is an affiliated entity of CAGH. In connection with the Recapitalization, in March 2002, the Company issued Convertible Notes to ComVest in the principal amount equal to $4,400,000. During fiscal 2002, the Company paid an aggregate of $225,777 in interest payments to ComVest on the Convertible Notes issued to ComVest. In connection with and prior to the Recapitalization, the Company entered into an advisory agreement with Commonwealth Associates, L.P., an affiliate of ComVest and CAGH, under which Commonwealth Associates, L.P. received 2,645,398 shares of the Company’s common stock (a value equal to $2,248,588, based on the closing price of the Company’s common stock on March 15, 2002, the date immediately prior to the closing date of the Recapitalization) and a cash fee of $750,000. Pursuant to the terms of this advisory agreement, Commonwealth Associates, L.P., provided the Company with financial consulting advice in developing a strategy for restructuring the Company’s in connection with the Recapitalization. The advisory agreement did not provide for ongoing services to be rendered after the Recapitalization.

      Loans to Founders. In connection with the purchase by Messrs. Hunt and Peterson, the Company’s Chairman of the Board and Chief Executive Officer and the Company’s President, respectively, and the concurrent purchase by Roy C. Mallady, Jr., the Company’s former Vice Chairman of the Board, of an aggregate of 747,778 shares of common stock from Cordova Fund, a former lender to the Company, on September 28, 1995, the Company loaned each of Messrs. Hunt and Peterson and the former Vice Chairman $77,612 (the “September Loans”). The September Loans to Messrs. Hunt and Peterson (and the former

Vice Chairman) were scheduled to mature on December 31, 2002 and bear interest at a rate of 8% per annum, payable annually. In addition, on October 12, 1995, the Company loaned $35,000 to each of Messrs. Hunt and Peterson (and the former Vice Chairman) (the “October Loans”). The October Loans to Messrs. Hunt and Peterson (and the former Vice Chairman) were scheduled to mature on December 31, 2002 and bear interest at a rate of 8% per annum, payable annually. The October Loans were extended to Messrs. Hunt and Peterson (and the former Vice Chairman) for payment of certain taxes. In March 2002, Mr. Hunt and Mr. Peterson paid all principal and accrued interest, equal to $170,830 and $170,830, respectively, owed under the September Loans and the October Loans.

      Bridge Loan to Marshall B. Hunt. Effective June 6, 2000, the Company amended its credit facility with Bank of America to provide for a short-term bridge loan (the “BofA Bridge Loan”) to the Company in the principal amount of $900,000. The proceeds of the BofA Bridge Loan were used to fund a short-term bridge loan by the Company to Mr. Hunt. Mr. Hunt’s obligations under the Shareholder Bridge Loan are collateralized by the pledge of 2,813,943 shares of the Company’s common stock owned beneficially by Mr. Hunt (the “Hunt Shares”). The Company’s obligations under the BofA Bridge Loan were collateralized by the pledge of the Hunt Shares to Bank of America and by the collateral previously pledged by us to Bank of America under the Company’s then-existing credit facility. The Shareholder Bridge Loan required interest at either the Index Rate, as defined in the agreement, plus 4.5% or the adjusted LIBOR rate plus 4.5%, as elected by Mr. Hunt. The Shareholder Bridge Loan and related interest were due on August 30, 2000 but not paid. As a result, the Company was unable to pay the amount due to its lender under the BofA Bridge Loan, thereby causing the Company to default under the BofA Bridge Loan and the Company’s credit facility at December 31, 2000. During 2001, Mr. Hunt paid all principal owed (equal to $949,330) under the Shareholder Bridge Loan. Mr. Hunt paid all accrued interest (equal to $109,300) under the Shareholder Bridge Loan in June 2002 with a bonus from the Company in the amount of $205,803.63.

      Consulting Agreements with Directors. During 2000 and 2001, Tunstall Consulting, Inc., an affiliate of Gordon Tunstall, a director of the Company, provided consulting services to the Company with respect to financial and certain related matters, including the Recapitalization. In 2000, the Company incurred fees to Tunstall Consulting fees of $107,755 in consideration for such services, and in 2001, the Company incurred fees of $484,015 in consideration for such services. In 2002, the Company incurred, and paid in its entirety, fees of $318,185 to Tunstall Consulting for consulting services rendered to the Company primarily in connection with the Recapitalization.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and statements of changes in ownership of common stock and other equity securities of the Company. Based solely upon a review of such reports furnished to the Company and certain representations of such persons, all such persons complied with the Section 16(a) reporting requirements during 2002, except that an inadvertently late Form 3 was filed with respect to Mr. Arnold.

OTHER MATTERS

      As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

SHAREHOLDER PROPOSALS

      Shareholders interested in presenting a proposal for inclusion in the proxy statement relating to the Company’s annual meeting of shareholders in 2004 may do so by following the procedures prescribed in

Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s bylaws. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary no later than December 13, 2003. Any shareholder proposal to be considered at next year’s annual meeting of shareholders but not included in the proxy statement must be received at the principal executive offices of the Company no later than December 13, 2003 and no earlier than October 14, 2003 or the persons appointed as proxies may exercise their discretionary voting authority with respect to the matter if it is otherwise properly considered at the meeting.

ANNUAL REPORT ON FORM 10-K

      A copy of the Annual Report, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, except exhibits thereto, accompanies this Proxy Statement. The Company will provide copies of the exhibits, should they be requested by eligible shareholders, and the Company may impose a reasonable fee for providing such exhibits. Request for copies of the Company’s Annual Report on Form 10-K should be mailed to:

Horizon Medical Products, Inc.
One Horizon Way
Manchester, Georgia 31816
Attn: Controller

PROXY SOLICITATION

      The proxies being solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock. The Company expects the costs incurred relating to proxy solicitation to be nominal.

By order of the Board of Directors,

William E. Peterson, Jr.
President and Secretary

April 11, 2003

PROXY CARD
HORIZON MEDICAL PRODUCTS, INC.
Annual Meeting of Shareholders — To Be Held May 13, 2003
The Board of Directors Solicits this Proxy

      The undersigned hereby appoint(s) Marshall B. Hunt and William E. Peterson, Jr., and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Horizon Medical Products, Inc. that the undersigned would be entitled to cast if personally present at the 2003 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on May 13, 2003, at 10:00 a.m., local time, at One Horizon Way, Manchester, Georgia 31816, and at any postponement or adjournment thereof. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted for the election of all nominees for director listed on the reverse side, and for proposal number 2 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof. Please date, sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

Vote by Mail

      Mark, sign and date your proxy card and return it in the postage-paid envelope that we have provided or return it to Horizon Medical Products, Inc., One Horizon Way, Manchester, Georgia 31816.

Thank you for voting.

Control Number:

The Board recommends a vote all items open for consideration at the Annual Meeting.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

(continued on other side)

Please mark all choices like this ☒

(1) Election of seven (7) directors of the Company:

☐ For All              ☐ Withhold All              ☐ For All Except

To withhold authority to vote, mark “For All Except” and write the nominee’s letter on the line:

Appointment of Independent Auditors:

(2) To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2003.

☐ For              ☐ Against              ☐ Abstain

Signature

Date

Signature (Joint Owners)

Date
(Please Sign Within Box)